Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

LXP Industrial Trust

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities

Fees to Be Paid	Equity	Shares of beneficial interest classified as common stock, par value $0.0001 per share	(2)	(1)(2)	(1)(2)	(1)(2)	(2)	(2)
Fees to Be Paid	Equity	Shares of beneficial interest classified as preferred stock, par value $0.0001 per share	(2)	(1)(2)	(1)(2)	(1)(2)	(2)	(2)
Fees to Be Paid	Other	Debt Securities	(2)	(1)(2)	(1)(2)	(1)(2)	(2)	(2)
Fees to Be Paid	Equity	Depositary shares representing preferred shares of beneficial interest, par value $0.0001 per share(3)	(2)	(1)(2)	(1)(2)	(1)(2)	(2)	(2)
Fees to Be Paid	Other	Warrants(4)	(2)	(1)(2)	(1)(2)	(1)(2)	(2)	(2)
Fees to Be Paid	Other	Subscription Rights	(2)	(1)(2)	(1)(2)	(1)(2)	(2)	(2)
Fees to Be Paid	Other	Units(5)	(2)	(1)(2)	(1)(2)	(1)(2)	(2)	(2)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts							(2)
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							(2)

(1)	An unspecified number or amount of shares of beneficial interest classified as common stock, par value $0.0001 per share (“common shares”), shares of beneficial interest classified as preferred stock, par value $0.0001 per share (“preferred shares”), debt securities, depositary shares representing preferred shares (“depositary shares”), warrants, subscription rights and units is being registered as may from time to time be issued at indeterminate prices. This registration statement also includes such indeterminable amount of (i) securities of each identified class as may be issued from time to time upon exercise of warrants or conversion or exchange of convertible or exchangeable securities being registered hereunder and (ii) additional securities as may be issued to prevent dilution from stock splits, stock dividends or similar transactions pursuant to Rule 416 under the Securities Act of 1933, as amended. This registration statement also covers common shares, preferred shares, depositary shares, warrants, rights and debt securities and any related guarantees that may be offered or sold under delayed delivery contracts pursuant to which the counterparty may be required to purchase such securities, as well as such contracts themselves. Such contracts would be issued with the specific securities to which they relate.
(2)	The registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, to defer payment of all registration fees. In connection with the securities offered hereby, the registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b). The registrant will calculate the registration fee applicable to an offer of securities pursuant to this registration statement based on the fee payment rate in effect on the date of such fee payment.
(3)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional preferred share and will be evidenced by a depositary receipt.
(4)	The warrants covered by this registration statement may be warrants for common shares, preferred shares or debt securities.
(5)	Each unit will be issued under a unit agreement and will represent an interest in one or more common shares, preferred shares, debt securities, subscription rights, depositary shares, warrants and any combination of such securities.